Exhibit 4.82

English Translation of Chinese Language Document

Supplementary Agreement

Contract No.: TM220090003

 Signing Place: Jiangning District, Nanjing

Through amicable consultation, the parties hereof agreed to make the below modifications to the relevant provisions in the following sales contracts and their supplementary agreement (contract No.: XS120080288, XS120080298 and XS120080322):

1.	Goods content
Subject	Specification and parameter	Quantity	Unit	Unit price (USD/W) exclude 17% value added-tax (VAT)	Amount (USD)
Monocrystalline 125*125 mm silicon solar cells	Monocrystalline 125*125 mm Individual efficiency: ≥ 16.75% Average efficiency: 17.25% (SE or HP)	2.5	MW	3.65	9,125,000.00
In total		2.5	MW	3.65	9,125,000.00
This agreement shall be settled in RMB. The RMB unit price per watt of solar cells shall equal to the product of USD3.65 multiplied by the benchmark rate of USD against RMB announced by the Bank of China at the date when the Buyer pays 30% total price of the delivered solar cells as prepayment and further multiplied by 1.17.

Remark: the RMB price includes 17% VAT.

2.
The Seller has delivered all the monocrystalline 125*125 mm silicon solar cells totaling 2.5MW as specified in the sales contracts and their supplementary agreement (contract No.: XS120080288, XS120080298 and XS120080322) to the Buyer. The Buyer will use such 2.5MW monocrystalline 125*125 mm silicon solar cells in accordance with its agreement with SUNPOWER.

3.
The remaining purchase price payable shall be settled according to the original agreements (contract No.: XS120080288 and XS120080298). The Buyer shall pay the remaining purchase price of RMB38,231,645.48 to the Seller within 30 days after the effectiveness of this agreement.

4.
Through amicable consultation between the Buyer and the Selller, the Seller shall sell monocrystalline 156*156 mm silicon solar cells totaling 2.5MW to the Buyer at the unit price of RMB12 per watt and the Buyer shall sell such solar cells to SUNPOWER at the price of USD3.65 per watt.

5.	Other provisions shall be performed in accordance with the original agreements and their supplementary agreement (contract No.: XS120080288, XS120080298 and XS120080322).
6.	This agreement shall become effective upon signature and seal by the Buyer and the Seller.

The Seller: China Sunergy (Nanjing) Co., Ltd.	The Buyer: CEEG (Shanghai) Solar Science & Technology Co., Ltd.
Signature/seal: /s/	Signature/seal: /s/
Date:	Date: